Exhibit 23.4

Consent of Boxwood Means, LLC

We hereby consent to the use of our firm’s name, Boxwood Means, LLC, in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by Velocity Financial, LLC (together with any successors thereto, the “ Company”) in connection with the initial public offering of the Company’s common stock, and any amendments thereto, including the prospectus contained therein (the “Registration Statement”), to the inclusion of quotations or summaries of or references in the Registration Statement to information contained in the market analyses or reports prepared for and supplied to the Company by Boxwood Means, LLC, and to being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement). Boxwood Means, LLC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

We further wish to advise that Boxwood Means, LLC was not employed on a contingent basis at the time of preparation of our market analyses or reports, and is not at present, and that neither Boxwood Means, LLC nor any of its employees had or now has a substantial interest in the Company or any of its subsidiaries or affiliates.

BOXWOOD MEANS, LLC

By:	/s/ Michaell Taylor
	Name:	Michaell Taylor
	Title:	Principal, Co-Founder
	Date:	18 September 2019